Exhibit 3.8

PARTIE I. FORME SOCIALE ET NOM, SIÈGE SOCIAL, OBJET SOCIAL ET DURÉE

Les termes commençant par une lettre majuscule et qui ne sont pas définis dans les présentes auront la signification qui leur est donnée à l'article 23 (Définitions) ci-dessous.

Article 1.	Forme, dénomination sociale

Les présents constituent les statuts d'une société anonyme (la « Société ») dont la dénomination sociale est « atai Life Sciences Luxembourg S.A.».

La Société sera régie par les présents Statuts et les lois du Grand-Duché de Luxembourg et, en particulier, la Loi.

Article 2.	Siège social

Le siège social de la Société sera établi dans la ville de Luxembourg. Le Conseil sera autorisé à transférer le siège social de la Société au sein du Grand-Duché de Luxembourg et à modifier cet article en conséquence.

Le Conseil peut décider d'établir des succursales ou d'autres établissements au sein du Grand-Duché de Luxembourg ou à l'étranger.

Dans le cas où le Conseil estimerait que des événements politiques, économiques ou sociaux extraordinaires sont survenus ou sur le point de survenir, et seraient de nature à compromettre le fonctionnement normal de la Société au lieu de son siège social voire la communication avec ce siège ou entre ce siège et des personnes à l'étranger, le Conseil pourra transférer temporairement le siège social à l'étranger, jusqu'à la cessation totale de ces événements extraordinaires. De telles mesures temporaires n'affecteront pas la nationalité de la Société qui, nonobstant le transfert temporaire de son siège social à l'étranger, restera régie par les lois du Grand-Duché de Luxembourg.

Article 3.	Objet social

La Société a pour objet :

a.
de développer à l’échelle mondiale des entreprises biotechnologiques en utilisant un modèle de plateforme décentralisée, fondé sur la technologie et les données, afin de servir des millions de personnes souffrant de troubles mentaux ;

b.
d’acquérir et développer efficacement des traitements innovants répondant à des besoins médicaux importants non satisfaits et conduisant à des changements de paradigme dans le domaine de la santé mentale ;

c.	de constituer, participer à, financer, détenir toute autre participation dans et assurer la gestion ou la supervision d’autres entités, sociétés, partenariats et entreprises ;

d.	d’acquérir, gérer, investir, exploiter, grever et aliéner des actifs et des passifs ;

e.
de fournir des garanties, accorder des sûretés, garantir l’exécution d’obligations de toute autre manière et assumer des responsabilités, conjointement et solidairement ou autrement, au titre des obligations de sociétés du groupe ou d'autres parties ; et

f.	d’accomplir tout acte, au sens le plus large, en lien avec ou susceptible de favoriser la réalisation des objets décrits ci-dessus.

De manière générale, la Société pourra effectuer toute opération commerciale, industrielle ou financière et s'engager dans toute autre activité qu'elle jugera nécessaire, conseillée, appropriée, incidente ou non-contradictoire avec l'accomplissement et le développement de son objet social.

Nonobstant ce qui précède, la Société ne s'engagera dans aucune transaction qui entraînerait son implication dans une quelconque activité qui serait considérée comme une activité réglementée ou qui requerrait de la Société la possession d'une autorisation ou licence spécifique, sans avoir obtenu ladite autorisation ou licence.

Article 4.	Durée

La Société est constituée pour une durée indéterminée.

PARTIE II. CAPITAL SOCIAL ET ACTIONS

Article 5.	Capital social - prime d'émission et apports en capital

5.1	Capital social

Le capital social de la Société est fixé à [●]euros (EUR [●])1, divisé en [●] ([●]) actions2, ayant une valeur nominale de dix centimes d’euro (EUR 0,10) chacune, toutes souscrites et intégralement libérées.

5.2	Prime d'émission et apports en capital

En plus du capital social, un compte de prime d'émission et/ou un compte d'apport en capital (compte 115 « Apport en capitaux propres non rémunéré par des titres ») peut être établi.

Les avoirs de ce compte de prime d'émission et/ou du compte d'apport en capital peuvent être utilisés par la Société afin de racheter ses propres actions, compenser des pertes nettes, effectuer des distributions aux actionnaires, affecter les fonds à la réserve statutaire, effectuer des paiements relatifs aux actions ainsi que tout autres utilisations permises par la loi.

[1]
Note explicative : le capital social émis de la Société Absorbante sera inclus peu avant la tenue de l'assemblée générale extraordinaire des actionnaires de la Société Absorbante appelée à approuver la Fusion et à modifier les statuts de la Société Absorbante en conséquence.

[2]
Note explicative : le nombre d’actions sera inséré peu avant la tenue de l’assemblée générale extraordinaire des actionnaires de la Société Absorbante appelée à approuver la Fusion et à modifier les statuts de la Société Absorbante en conséquence. Ce nombre devrait correspondre au nombre actuel d’actions de la Société Absorbante, augmenté du nombre d’actions à émettre par la Société Absorbante au profit des actionnaires de la Société Absorbée dans le cadre de la Fusion, lequel devrait correspondre au nombre d’actions ordinaires émises par la Société Absorbée, étant donné que le rapport d’échange proposé est de 1:1 (étant entendu que les détenteurs d’actions ordinaires de la Société Absorbée pourraient avoir le droit de soumettre une demande de retrait).

Article 6.	Actions

6.1	Forme

Chaque action sera et restera sous forme nominative.

6.2	Registre des actionnaires

Un registre des actionnaires sera tenu au siège social de la Société, conformément aux dispositions de l'Article 430-3 de la Loi. Chaque actionnaire aura le droit de consulter le registre pendant les heures ouvrables normales conformément aux dispositions de la Loi.

Les actionnaires devront notifier la Société par voie de lettre recommandée de tout changement d'adresse. La Société sera fondée à se fier à la dernière adresse qui lui aura été notifiée.

Lorsque des actions sont inscrites au registre des actionnaires au nom d’un système de règlement-livraison de titres ou de l’exploitant d’un tel système, ou au nom d’un dépositaire professionnel de titres ou de tout autre dépositaire (ces systèmes, professionnels ou autres dépositaires étant ci-après désignés collectivement les « Dépositaires » et individuellement un « Dépositaire »), ou encore au nom d’un sous-dépositaire désigné par un ou plusieurs Dépositaires (les « Détenteurs Indirects »), la Société, sous réserve d’avoir reçu du Dépositaire auprès duquel ces actions sont inscrites en compte un certificat en bonne et due forme, permettra aux Détenteurs Indirects d’exercer les droits attachés à ces actions, y compris le droit d’assister aux assemblées générales des actionnaires et d’y voter. Le Conseil peut fixer les conditions formelles auxquelles ces certificats doivent satisfaire.

Nonobstant ce qui précède, la Société effectuera les paiements, que ce soit sous forme de dividendes ou autrement, en espèces, en actions ou en d’autres actifs, uniquement entre les mains du Dépositaire ou du sous-dépositaire inscrit au registre des actions de la Société, ou conformément à leurs instructions, et un tel paiement libérera la Société de toute obligation afférente audit paiement.

6.3	Indivision et suspension des droits

Chaque action sera indivisible à l'égard de la Société. Dans le cas où une action est détenue par plus d'une personne, la Société aura le droit de suspendre les droits attachés à ladite action (sauf pour les droits d'information prévus à l'Article 461-6 de la Loi) jusqu'à ce qu'une seule personne soit désignée comme en étant le détenteur à l'égard de la Société.

6.4	Transfert d'actions

Les transferts d'actions devront être effectués conformément à la Loi, par l'inscription sur le registre des actionnaires, daté et signé par le cédant et le cessionnaire ou le représentant dûment autorisé de ces parties ou de la Société.

6.5	Paiement des actions

Les paiements sur les actions non entièrement libérées à la date de la souscription devront être effectués au moment et selon les conditions qui seront fixées par l'Administrateur ou, le cas échéant par le Conseil, conformément à la Loi. Toute somme appelée sur les actions sera allouée également sur toutes les actions non encore libérées.

Article 7.	Augmentations, réductions, acquisitions et rachats de capital social

7.1	Augmentation et réduction de capital

Le capital social de la Société pourra être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l'assemblée générale des actionnaires, sous réserve que les conditions de quorum et de majorité requises pour toute modification des Statuts soient respectées.

Toutes nouvelles actions souscrites au moyen d'un apport en numéraire ou par voie de compensation avec une créance certaine, liquide et exigible, seront proposées par préférence aux actionnaires existants au prorata de leur participation dans la société. Le Conseil déterminera le délai dans lequel le droit préférentiel de souscription devra être exercé, lequel ne pourra pas être inférieur à quatorze (14) jours.

Nonobstant ce qui précède, l'assemblée générale des actionnaires pourra décider de limiter ou révoquer le droit préférentiel de souscription, ou autoriser le Conseil d'agir ainsi conformément à la Loi. Dans ce cas, les conditions de quorum et de majorité nécessaires à la modification des Statuts devront être remplies.

7.2	Acquisition ou rachat d'actions

La Société pourra acquérir ou racheter ses propres actions conformément aux dispositions de la Loi. Elle peut détenir les actions ainsi acquises ou rachetées en tant qu'actions propres.

Les droits de vote attachés aux actions propres seront suspendus et ne seront pas pris en compte dans la détermination du quorum et de la majorité aux assemblées générales des actionnaires. Le Conseil sera autorisé à suspendre le droit au dividende attaché aux actions propres. Le Conseil pourra dans ce cas réduire le bénéfice distribuable conformément à l'Article 430-18 de la Loi.

PARTIE III. ADMINISTRATION ET RÉVISION DES COMPTES

Article 8.	Conseil d'administration

Si la Société est composée d'un actionnaire unique, ce dernier pourra nommer un administrateur ou un Conseil d'administration (l’« Administrateur(s) ») composé d'au moins trois (3) membres (le « Conseil »), qui ne devront pas nécessairement être des actionnaires. Lorsque la Société est constituée de plus d'un actionnaire, elle devra être gérée par un Conseil d'administration composé d'au moins trois (3) membres, qui ne devront pas nécessairement être des actionnaires.

L'/Les Administrateur(s) devra / devront être nommé(s) par d'assemblée générale des actionnaires, qui déterminera leur nombre, sa/leur rémunération et la durée de son/leur mandat (renouvelable), laquelle ne devra pas dépasser six (6) ans, renouvelable. Le(s) Administrateur(s) occuperont leur mandat jusqu'à ce que le(s) successeur(s) soit/soient élu(s). Le(s) Administrateur(s) pourra/pourront être révoqué(s) de leurs fonctions à tout moment, sans motif, à la suite d'une résolution de l'assemblée générale des actionnaires.

Les actionnaires pourront décider de nommer deux (2) catégories d'Administrateurs, respectivement le(s) « Administrateur(s) de Catégorie A » et le(s) « Administrateur(s) de Catégorie B ».

Si une personne morale est nommée Administrateur, elle devra nommer une personne physique afin d'exercer ses fonctions et d'agir en son nom et pour son compte.

Dans le cas d'une vacance au sein du Conseil, l'/les Administrateur(s) restant(s) peut / pourront rencontrer et nommer un Administrateur qui devra pourvoir temporairement au poste vacant jusqu'à la prochaine assemblée générale des actionnaires.

Article 9.	Procédure et votes

9.1	Administrateur unique

Si la Société est composée d'un Administrateur unique, ce dernier exercera les pouvoirs octroyés par la Loi au Conseil. Dans ce cas, et dans la mesure du possible, lorsque le terme « Administrateur unique » n'est pas expressément mentionné dans les Statuts, toute référence au « Conseil » devra être comprise comme une référence à l'Administrateur unique. L'Administrateur unique pourra enregistrer ses résolutions sous forme de procès-verbaux.

9.2	Procédure de décision du Conseil

9.2.1	Président et secrétaire

Le Conseil pourra nommer un président (le « Président ») parmi ses membres mais n'y sera pas obligé. Si un Président a été nommé, il présidera toutes les réunions du Conseil. En l'absence du Président ou si un Président n'a pas été nommé, le Conseil pourra nommer tout Administrateur en tant que président pro tempore par vote majoritaire des Administrateurs présents ou représentés à la réunion.

Le Conseil pourra également nommer un secrétaire (le « Secrétaire ») pour dresser les procès-verbaux des réunions du Conseil et de l'assemblée générale des actionnaires. Si le Secrétaire n'est pas un Administrateur, cette personne devra observer, sous la responsabilité du Conseil, les règles de confidentialité prévues à l'article 10.2 des présents Statuts.

9.2.2	Convocation du Conseil

Le Conseil se réunira sur convocation de tout Administrateur ou par suite d'une convocation adressée par le Président, le cas échéant. Sauf en cas d'urgence ou avec l'accord préalable de toutes les personnes autorisées à participer à la réunion, un avis écrit de toute réunion du Conseil sera donné à tous les Administrateurs avec un préavis d'au moins vingt-quatre (24) heures. La convocation indiquera le lieu, la date, l'heure ainsi que l'ordre du jour de la réunion.

II pourra être renoncé à cette convocation avec l'accord unanime de tous les Administrateurs, lequel devra être donné à la réunion ou par tout autre moyen par écrit.
Une convocation séparée ne sera pas requise pour les réunions se tenant à une date et à un endroit préalablement approuvé par le Conseil.

9.2.3	Tenue des réunions du Conseil

Les réunions du Conseil se tiendront au Grand-Duché de Luxembourg ou à tout autre endroit indiqué dans la convocation.

Tout Administrateur pourra désigner par écrit un autre Administrateur pour se faire représenter aux réunions du Conseil. Un Administrateur pourra représenter plus d'un Administrateur lors d'une réunion du Conseil pour autant qu'il y ait toujours deux (2) Administrateurs présents en personne ou par conférence téléphonique, vidéoconférence ou tout autre moyen similaire de communication.

Tout Administrateur pourra participer à une réunion du Conseil par conférence téléphonique, vidéoconférence ou tout autre moyen similaire de télécommunication permettant à plusieurs personnes de communiquer simultanément entre elles, ou tout autre moyen de communication permettant une identification de ces personnes. Ces méthodes de participation seront considérées comme équivalentes à la présence physique de la personne à la réunion et toute réunion tenue par ces moyens sera réputée avoir eu lieu au siège social de la Société.

Une résolution écrite signée par tous les Administrateurs sera valable de la même manière que si elle avait été adoptée à une réunion du Conseil dûment convoquée et tenue. Les résolutions adoptées selon cette procédure seront réputées avoir été adoptées au siège social de la Société. Ces résolutions pourront être actées soit dans un document unique, signé par tous les Administrateurs ou dans des documents distincts identiques, chacun signé par un Administrateur.

9.2.4	Quorum et majorité

Le quorum requis pour les réunions du Conseil sera atteint par la présence ou la représentation de la majorité des Administrateurs en fonction et, si des catégories d'Administrateurs ont été créées, par la présence ou représentation d'au moins un (1) Administrateur de chaque catégorie.

Les décisions seront prises à la majorité des votes des Administrateurs présents ou représentés à la réunion, et, si des catégories d'Administrateurs ont été créées, les décisions devront être approuvées par au moins un (1) Administrateur de chaque catégorie. En cas de parité des voix, le Président, ou le cas échéant, le Président pro tempore, pour autant que ces postes aient été pourvus, aura une voix prépondérante.

Dans le cas où le quorum et la majorité mentionnés ci-dessus ne pourront être atteints en raison de conflits d'intérêts d'un (1) ou plusieurs Administrateurs avec la décision devant être prise par le Conseil, la décision devra être déférée à l'approbation des actionnaires.

9.2.5	Procès-verbaux - copies ou extraits

Les procès-verbaux de la réunion du Conseil devront être établis par écrit et signés par le Président, le cas échéant, ou par tous les Administrateurs présents à la réunion.

Les copies ou les extraits des procès-verbaux ou les résolutions devront être certifiés par le Président, s'il en a été nommé un, ou, le cas échéant, le président pro tempore, voire par deux (2) Administrateurs quelconques.

Article 10.	Pouvoirs , devoirs ,responsabilité, indemnisation

10.1	Pouvoirs du Conseil

Le Conseil sera investi des pouvoirs les plus étendus pour agir au nom de la Société et pour accomplir ou autoriser tous les actes d'administration ou de disposition qui seront nécessaires ou utiles pour la réalisation de l'objet social de la Société. Tous les pouvoirs qui ne sont pas expressément réservés par la Loi ou par les présents Statuts à l'assemblée générale des actionnaires pourront être exercés par le Conseil.

10.2	Confidentialité

Même après le terme de leur mandat, le ou les Administrateur(s) resteront tenus de ne pas révéler les informations relatives à la Société qui pourraient contrevenir aux intérêts de cette dernière, sauf si la révélation de ces informations est requise par la loi ou l'intérêt public, conformément à et sous réserve des dispositions de l'Article 444-6 de la Loi.

10.3	Conflits d'intérêts

Les Administrateurs devront observer la procédure applicable aux conflits d'intérêts telle que prévue à l'Article 441-7 de la Loi et à l'article 9.2.4 des présents Statuts.

Pour éviter toute équivoque et dans la limite permise par la Loi, aucun contrat ou transaction entre la Société et une autre partie ne sera affecté ou invalidé par le simple fait qu'un ou plusieurs Administrateurs, actionnaires, membres, dirigeants ou salariés de la Société auraient un intérêt personnel dans ledit contrat ou ladite transaction, ou s'il est un représentant dûment autorisé de l'autre partie concernée. Sauf dispositions contraires des présents Statuts, tout Administrateur ou dirigeant qui agit en tant qu'Administrateur, gérant, associé, actionnaire, dirigeant ou salarié pour le compte d'une autre société ou firme avec laquelle la Société contractera ou entrera autrement en relations d'affaires, ne sera pas, pour ce seul motif, automatiquement empêché de prendre part aux délibérations et de voter ou d'agir en ce qui concerne toutes opérations relatives à un tel contrat ou transaction.

10.4	Responsabilité et indemnisation

Les Administrateurs, dans le cadre de leur mandat, ne seront pas personnellement responsables pour tout engagement valablement pris par eux pour le compte de la Société. Ils ne peuvent être tenus responsables que pour l'exercice de leurs fonctions conformément aux dispositions légales applicables.

Dans les limites permises par la loi, la Société devra indemniser tout Administrateur ainsi que les héritiers, les exécuteurs et administrateurs testamentaire de ce dernier, des dépenses raisonnables faites en relation avec toute action, procès ou procédure à laquelle l'Administrateur aurait pu être partie en raison de sa fonction passée ou actuelle d'Administrateur ou, à la demande de la Société, de toute autre société dans laquelle la Société est associée ou créancière et pour laquelle l'Administrateur ne serait pas autorisé à être indemnisé, excepté pour toute action, procès ou procédure en relation avec des affaires pour lesquelles l'Administrateur serait finalement déclaré responsable pour faute grave ou faute lourde. En cas de règlement amiable d'un conflit, des indemnités pourront être accordées uniquement dans les matières en relation avec lesquelles la Société a été conseillée par son conseiller juridique, que l'Administrateur n'a pas violé ses obligations. Ce droit à indemnité n'est pas exclusif d'autres droits que la personne concernée pourra revendiquer.

Article 11.	Délégation de pouvoirs

11.1	Délégation de la gestion journalière

Le Conseil pourra déléguer ses pouvoirs pour conduire la gestion journalière et les affaires de la Société ainsi que la représentation de la Société à un ou plusieurs membres du Conseil ou à une ou plusieurs autres personnes qui ne seront pas nécessairement des Administrateurs ou des actionnaires de la Société, lesquelles pourront agir individuellement ou conjointement, selon les conditions et les pouvoirs déterminés par le Conseil. Le Conseil pourra mettre un terme librement, à tout moment et sans justification, à la délégation de pouvoirs du ou des délégués à la gestion journalière. La responsabilité du(des) délégué(s) à la gestion journalière sera déterminée conformément aux dispositions de la Loi. La ou les personnes déléguées à la gestion journalière devront se conformer à la procédure des conflits d'intérêt de l'Article 441-10 de la Loi.

Lorsque la Société est gérée par un Conseil, la délégation de la gestion journalière à un membre du Conseil entrainera l'obligation pour le Conseil de faire rapport chaque année à l'assemblée générale des actionnaires sur le salaire, les frais et autres avantages octroyés à l'Administrateur dans le cadre de ladite délégation.

11.2	Délégation à un directeur général et/ ou un comité de direction

Le Conseil pourra déléguer ses pouvoirs de direction à un comité de direction ou un directeur général, conformément aux et sous réserve des dispositions de l'Article 441-11 de la Loi. Dans ce cas, le Conseil sera autorisé à déterminer les conditions de nomination, révocation, rémunération (le cas échéant), durée de mandat et procédure décisionnelle. Le Conseil supervisera le comité de direction ou le directeur général. Les membres du comité de direction et le directeur général, le cas échéant, devront se conformer à la procédure de conflits d'intérêts prévue à l'Article 441-12 de la Loi, ainsi qu'aux obligations de confidentialité prévues à l'Article 444-6 de la Loi.

11.3	Autres délégations

Le Conseil pourra conférer certains pouvoirs et/ou mandats spéciaux à un ou plusieurs membres du Conseil ou à une ou plusieurs autres personnes qui ne seront pas nécessairement des Administrateurs ou des actionnaires de la Société, lesquelles pourront agir individuellement ou conjointement, selon les conditions et les pouvoirs déterminés par l'Administrateur ou, le cas échéant, le Conseil.

Le Conseil pourra aussi nommer un ou plusieurs comités et déterminer leur composition et leur objet. Ce ou ces comités exerceront leurs prérogatives sous la responsabilité du Conseil.

Article 12.	Représentation de la Société

En cas de nomination d'un Administrateur unique, la Société sera engagée à l'égard des tiers par la signature individuelle de cet Administrateur, ainsi que par les signatures conjointes ou la signature individuelle de toute(s) personne(s) à laquelle ou auxquelles l'Administrateur aura délégué un tel pouvoir de signature, et ce dans les limites d'un tel pouvoir.

Lorsque la Société est gérée par un Conseil et sous réserve de ce qui suit, la Société sera engagée vis-à-vis des tiers par les signatures conjointes de deux (2) Administrateurs ainsi que par la signature individuelle ou conjointe de toute(s) personne(s) à laquelle ou auxquelles le Conseil aura délégué un tel pouvoir de signature, et ce dans les limites d'un tel pouvoir.

Si les actionnaires ont nommé une ou plusieurs catégories d'Administrateurs, la Société sera engagée vis-à-vis des tiers par la signature conjointe d'un Administrateur de chaque catégorie ainsi que par la seule signature ou par la signature conjointe de toute(s) personne(s) à qui le Conseil, ou un Administrateur de chaque catégorie, aura délégué un tel pouvoir de signature, et ce dans les limites d'un tel pouvoir.

Si un directeur général et/ ou un comité de direction ont été nommés, cet Administrateur et ce comité auront également le droit de représenter la Société et auront un pouvoir de signature.

Si un (1) ou plusieurs délégués à la gestion journalière ont été nommé(s), ce(s) délégué(s) pourront représenter la Société par leur signature conjointe(s), et ce dans les limites de la gestion journalière.

Article 13.	Révision des comptes

Le contrôle des opérations de la Société seront surveillées par un (1) ou plusieurs commissaires aux comptes ou, dans la mesure où cela est prévu par la loi luxembourgeoise ou décidé optionnellement par les actionnaires, à un (1) ou plusieurs réviseurs d'entreprises indépendants agréés.

Le(s) commissaire(s) aux comptes ou, le cas échéant, le(s) réviseur(s) d'entreprises agréé(s), sera/seront nommé(s) par les actionnaires, qui détermineront leur nombre, leur rémunération et la durée de son / leur mandat. La durée du mandat du commissaire aux comptes ou, le cas échéant, du réviseur d'entreprises agréés, ne pourra excéder six (6) ans. Leur mandat pourra être renouvelé à leur terme et ils pourront être révoqués de leurs fonctions à tout moment, avec ou sans motif, sur simple décision des actionnaires, sous réserve des dispositions légales applicables.

PARTIE IV. ASSEMBLÉE GÉNÉRALE DES ACTIONNAIRES

Article 14.	Pouvoirs

L'assemblée générale des actionnaires disposera de tous les pouvoirs qui lui sont conférés par la Loi et les présents Statuts.

Toute assemblée générale régulièrement constituée sera censée représenter et lier la totalité des actionnaires de la Société.

Les actionnaires ne pourront ni participer à, ni interférer dans la gestion de la Société.

Article 15.	Assemblée générale annuelle

L'assemblée générale annuelle des actionnaires se déroulera conformément aux dispositions de l'Article 450-8 de la Loi.

Article 16.	Procédure pour les décisions des actionnaires

16.1	Convocation

Le Conseil ou le(s) commissaire(s) aux comptes, le cas échéant, pourront convoquer une assemblée générale des actionnaires. Une assemblée générale des actionnaires devra être convoquée si un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société le demande(nt) par écrit, avec une indication de l'ordre du jour de cette assemblée.

Les assemblées générales des actionnaires, y compris l'assemblée générale annuelle, ne pourront se tenir à l'étranger que si elles sont requises par des circonstances imprévues ou des cas de force majeure, tel que déterminé par le Conseil.

L'assemblée générale des actionnaires pourra être convoquée conformément aux dispositions de l'Article 450-8 de la Loi, sauf lorsque toutes les actions sont sous forme nominative auquel cas les actionnaires pourront être convoqués au moins huit (8) jours avant l'assemblée par lettre recommandée ou tout autre moyen de communication accepté par l'actionnaire concerné.

La date de référence pour les assemblées générales est fixée par le Conseil d'administration avant la date de l'assemblée générale (la « Date de Référence »).

Les Actionnaires doivent notifier à la Société leur intention de participer à l'assemblée générale par écrit, par voie postale ou électronique, à l'adresse postale ou électronique indiquée dans l'avis de convocation, au plus tard à la date déterminée par le Conseil, laquelle ne peut être antérieure à la Date de Référence, telle qu’indiquée dans l'avis de convocation.

Si tous les actionnaires sont présents ou représentés à l'assemblée générale et déclarent avoir eu connaissance de l'ordre du jour de l'assemblée, l'assemblée pourra être tenue sans convocation préalable.

Un ou plusieurs actionnaires représentant au moins dix pourcent (10%) du capital social pourront exiger par écrit que des éléments supplémentaires soient ajoutés à l'ordre du jour de toute assemblée générale. Une telle demande devra être adressée au siège social de la Société par lettre recommandée au moins cinq (5) jours avant la date prévue pour cette assemblée.

16.2	Forme des résolutions

Si la Société possède un associé unique, ce dernier exercera les pouvoirs qui sont confiés par la Loi à l'assemblée générale. Dans ce cas, et dans la mesure du possible, lorsque le terme « actionnaire unique » n'est pas expressément mentionné dans les présents Statuts, toute référence à l' « actionnaire » ou l' « assemblée générale » utilisée dans les présents Statuts devra être comprise comme une référence à l' « actionnaire unique ». Les résolutions de l'actionnaire unique devront être prises par écrit.

Les actionnaires peuvent participer aux assemblées générales des actionnaires par conférence téléphonique, vidéoconférence ou tout autre moyen de télécommunication instantanée permettant leur identification, conformément aux dispositions de l'Article 450-1 de la Loi. Une telle participation sera considérée comme équivalente à une présence physique à ladite assemblée.

Les actionnaires peuvent voter à l'assemblée générale par le biais de formulaires de vote. Les formulaires de vote devront être délivrés au siège social de la Société soit en mains propres avec une accusée de réception, soit par lettre recommandée ou coursier. Tout bulletin de vote qui ne sera pas signé par l'actionnaire concerné (ou, le cas échéant, par un représentant dûment autorisé par ce dernier) et qui ne contiendra pas au moins les informations suivantes sera réputé nul et non-avenu :

•	le nom de l'actionnaire et, pour une personne morale, son siège social, ou pour une personne physique, son domicile ;

•	le nombre total d'actions détenues par l'actionnaire en question dans la Société et, le cas échéant, le nombre d'actions détenues dans chaque classe ;

•	le lieu, la date et l'heure de la réunion ;

•	l'ordre du jour de l'assemblée générale ;

•	le vote sur chaque résolution proposée, à savoir abstention, pour ou contre ; et

•	le nom et le titre du représentant l'actionnaire, si applicable.

Tous les formulaires de vote devront être reçus par la Société avant dix-huit heures (heure d'Europe centrale) le jour qui précède immédiatement l'assemblée générale, pourvu qu'il s'agisse d'un jour ouvrable au Grand-Duché de Luxembourg. Tout formulaire de vote reçu par la Société après ce délai ne sera pas pris en compte. Un actionnaire utilisant un formulaire de vote et qui n'est pas directement inscrit au registre des actionnaires doit annexer au formulaire de vote une attestation de sa qualité d'actionnaire à la Date de Référence, conformément aux dispositions des présents Statuts.

Le Conseil pourra déterminer librement toutes autres conditions devant être remplies pour participer à l'assemblée générale des actionnaires.

16.3	Procédure

Le président de l'assemblée générale des actionnaires, ou, en son absence, toute autre personne nommée par l'assemblée générale des actionnaires devra présider l'assemblée générale. Le président de l'assemblée générale des actionnaires nommera un secrétaire. L'assemblée générale des actionnaires nommera un ou plusieurs scrutateurs. Le président de l'assemblée générale des actionnaires, le secrétaire et le ou les scrutateur(s) formeront ensemble le comité de direction de l'assemblée générale.

Une liste de présence indiquant le nom de chaque actionnaire, le nombre d'actions détenues et, si applicable, le nom du représentant de l'actionnaire, sera établie.

16.4	Vote

Une (1) voix sera attachée à chaque action, sauf disposition contraire de la Loi ou des présents Statuts. Chaque actionnaire disposera de droits de vote proportionnels au nombre d'actions détenues.

Les actionnaires peuvent désigner par écrit, par courrier, par télécopie ou par courrier électronique, un mandataire, qui ne doit pas nécessairement être un actionnaire, pour les représenter à une assemblée générale.

Sans préjudice à ces Statuts et à la Loi, selon lesquelles les droits attachés aux actions seront ou pourront être suspendus, le Conseil pourra suspendre les droits de vote de l'actionnaire qui restera en défaut de remplir les obligations qui lui incombent en vertu des Statuts, de son acte de souscription ou d’engagement.

Il est permis à tout actionnaire, à titre personnel, de s'engager à ne pas exercer temporairement ou définitivement tout ou partie de ses droits de vote. Une telle renonciation est opposable à la société à partir du moment où elle lui est notifiée.

Les conventions de vote seront valables conformément à et sous réserve des dispositions de l'Article 450-2 de la Loi.

16.5	Quorum et majorité

16.5.1	Décisions modifiant les Statuts et changement de nationalité

Toute résolution visant à modifier les présents Statuts ou la nationalité de la Société ainsi que toute résolution dont l'adoption est soumise, en vertu des présents Statuts ou de la Loi, aux conditions de quorum et de majorité requises pour le changement des présents Statuts, devront être approuvées par au moins deux-tiers (2/3) des votes exprimés, conformément aux dispositions de l'Article 450-3 de la Loi, à une assemblée où au moins la moitié (½) de toutes les actions émises et en circulation seront présentes ou représentées. Si ce quorum n'est pas atteint lors de la première assemblée, une deuxième assemblée sera convoquée, avec le même ordre du jour et à laquelle il n'y aura pas d'exigence de quorum liée à la présence.

Dans les limites autorisées par la loi, les actionnaires, en adhérant à ces Statuts, renoncent à leur droit de consulter le texte des modifications proposées aux Statuts ainsi que le projet de statuts coordonnés prévu à l'Article 461-6 (6) de la Loi.

16.5.2	Consentement unanime

Les engagements des actionnaires ne pourront être augmentés qu'avec leur consentement unanime.

16.5.3	Autres décisions

Toutes autres décisions pour lesquelles aucun quorum ou majorité spécifique n'est requis par les présents Statuts ou par la Loi, seront approuvées par l'assemblée générale des actionnaires à la majorité simple des votes exprimés, nonobstant le nombre d'actions présentes ou représentées à l'assemblée.

16.5.4	Catégories d'actions

Dans le cas où plusieurs catégories d'actions existent et où la décision des actionnaires peut résulter en une modification de leurs droits respectifs, la décision, pour être valablement prise, devra inclure, dans chaque catégorie, les conditions de majorité et de quorum prévues par l'article 16.5.1 des présents Statuts.

16.6	Procès-verbaux - copies ou extraits

Les procès-verbaux des décisions des assemblées générales des actionnaires de la Société devront être établis par écrit et signés par les membres du comité de direction de l'assemblée ainsi que par les actionnaires qui le souhaitent.

Les copies ou extraits des procès-verbaux des décisions de l'assemblée générale des actionnaires pourront être certifiés par deux (2) Administrateurs quelconques ou un (1) Administrateur de chaque catégorie si plusieurs catégories d'Administrateurs ont été créées.

16.7	Participation des obligataires

Si la Société a émis des obligations, les obligataires ne seront pas convoqués ni autorisés à assister aux assemblées générales des actionnaires.

PARTIE V. ANNÉE SOCIALE ET RÉPARTITION DES BÉNÉFICES
Article 17.	Année sociale

L'année sociale de la Société commencera le premier jour du mois de janvier et s'achèvera le dernier jour du mois de décembre de chaque année.

Article 18.	Approbation des comptes annuels

À la fin de chaque année sociale, les comptes seront arrêtés et le Conseil dressera les comptes annuels de la Société conformément à la Loi et les soumettra au(x) commissaire(s) aux comptes pour révision et à l'assemblée générale des actionnaires pour approbation.

Tout actionnaire ou son mandataire pourra prendre connaissance des comptes annuels au siège social de la Société conformément aux dispositions de la Loi.

Article 19.	Affectation des bénéfices

Cinq pourcent (5%) des bénéfices nets annuels de la Société devront être affectés à la réserve légale, jusqu'à ce que cette réserve atteigne dix pourcent (10%) du capital social.

L'assemblée générale des actionnaires décidera de l'affectation des bénéfices restants. Ces bénéfices pourront, totalement ou en partie, être utilisés pour apurer des pertes, le cas échéant, être alloués en réserve, être reportés sur le prochain exercice fiscal ou encore être distribués aux actionnaires.

Article 20.	Acomptes sur dividendes

Le Conseil sera autorisé à accorder des acomptes sur dividendes conformément à l'Article 461-3 et seq de la Loi.

PARTIE VI. DISSOLUTION ET LIQUIDATION

Article 21.	Dissolution, liquidation

La Société ne pourra pas être dissoute pour cause de mort, de faillite, d'incapacité ou d'évènements similaires affectant un (1) ou plusieurs actionnaires.

La Société pourra être dissoute conformément à une décision de l'assemblée générale des actionnaires, approuvée aux conditions de quorum et de majorité requis par la Loi.

En cas de dissolution de la Société, la liquidation s'effectuera par les soins d'un (1) ou de plusieurs liquidateurs (personnes physiques ou morales), nommés par l'assemblée générale des actionnaires, qui déterminera leurs pouvoirs et leurs émoluments.

Après paiement de toutes les dettes et charges de la Société, toutes les taxes et frais de liquidation compris, l'actif net restant de la Société sera réparti équitablement entre tous les actionnaires.

Si la Société n'a qu'un actionnaire unique, elle pourra être dissoute sans liquidation conformément aux dispositions de l'Article 480-1 de la Loi et de l'Article 1865bis, alinéa 2 et seq du Code civil luxembourgeois.

PARTIE VII. LOI APPLICABLE - DÉFINITIONS

Article 22.	Loi applicable

Toutes les matières qui ne sont pas régies par les présents Statuts seront réglées conformément à la loi applicable, ainsi que tout accord conclu entre les actionnaires et la Société, le cas échéant, et qui pourront compléter certaines dispositions des présents Statuts.

Article 23.	Définitions

Les termes ci-dessous auront la définition suivante lorsqu'ils sont utilisés dans les présentes :

Loi : la loi luxembourgeoise du 10 août 1915 sur les sociétés commerciales, telle que modifiée ;

Statuts : les présents statuts de la Société ;

Conseil : voir la définition à l'Article 8 des présents Statuts ;

Date de Référence : voir la définition à l'Article 16.1 des présents Statuts ;

Dépositaire(s) : voir la définition à l'Article 6.2 des présents Statuts ;

Détenteur(s) Indirect(s) : voir la définition à l'Article 6.2 des présents Statuts ;

Président : voir la définition à l'Article 9.2.1 des présents Statuts ;

Administrateur(s) de Catégorie A : voir la définition à l'Article 8 des présents Statuts ;

Administrateur(s) de Catégorie B : voir la définition à l'Article 8 des présents Statuts ;

Société : voir la définition à l'Article 1 des présents Statuts ;

Administrateur(s) : voir la définition à l'Article 8 des présents Statuts ; et

Secrétaire : voir la définition à l'Article 9.2.1 des présents Statuts.